Exhibit 3.1

                              ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                        BRAINSTORM CELL THERAPEUTICS INC.

      The undersigned corporation under the Washington Business Corporation Act, hereby adopts the following Articles of Amendment to the Articles of Incorporation of said corporation:

      1. The name of the corporation is Brainstorm Cell Therapeutics Inc. (the "Corporation").

      2. The Articles of Incorporation of the Corporation are hereby amended by replacing Section 2.1, in its entirety, with the following:

            "2.1. Authorized Capital

                  The total number of shares that this corporation is authorized to issue is 480,000,000, consisting of 440,000,000 shares of Common Stock having a par value of $0.00005 per share and 40,000,000 shares of Preferred Stock having a par value of $0.00005 per share. The Common Stock is subject to the rights and preferences of the Preferred Stock as set forth below."

      3. The Board of Directors of the Corporation recommended the foregoing amendment to the Corporation's shareholders pursuant to RCW 23B.10.060. The foregoing amendment was duly approved by the Corporation's shareholders at the Annual Meeting of Shareholders held on September 20, 2006, in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

      These Articles of Amendment shall become effective upon filing.

      IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by Yoram Drucker, its Chief Operating Officer, this 21st day of September, 2006.

                                        BRAINSTORM CELL THERAPEUTICS INC.


                                        By: /s/ Yoram Drucker
                                            ------------------------------------
                                            Yoram Drucker
                                            Chief Operating Officer